Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:
Frances G. Laserson
Vice President
Corporate Communications
+1-212-553-7758
fran.laserson@moodys.com

Michael D. Courtian
Vice President
Investor Relations and Corporate Finance
+1-212-553-7194
michael.courtian@moodys.com

MOODY’S CORPORATION NAMES JEANNE M. DERING
EXECUTIVE VICE PRESIDENT — GLOBAL REGULATORY AFFAIRS AND COMPLIANCE

New York, NY, May 12, 2005 – Moody’s Corporation (NYSE:MCO) announced today that Jeanne M. Dering, currently Moody’s Executive Vice President and Chief Financial Officer, has been named to the new position of Executive Vice President — Global Regulatory Affairs and Compliance, effective May 16, 2005. In addition to her new responsibilities, Ms. Dering will retain her current executive responsibility for Moody’s Information Technology function and will assume executive responsibility for Corporate Communications. She will continue to report to Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer of Moody’s Corporation. Linda S. Huber will succeed Ms. Dering as the company’s Chief Financial Officer.

“Establishing an Office for Global Regulatory Affairs and Compliance is a vital and necessary step for Moody’s Corporation, and effective executive leadership in this area is especially critical for our credit rating agency business globally. Jeanne Dering is distinctively well-qualified to lead this new function,” said Ray McDaniel. “She brings extensive knowledge of Moody’s business, including strong experience in the company’s existing compliance and control initiatives, and a proven ability to communicate effectively about the essentials of the business to knowledgeable external audiences. Moody’s also will benefit from her experience in developing business infrastructure to meet external reporting requirements as we continue to enhance processes to respond to expected reporting and compliance requirements.”

“Moody’s is committed to working cooperatively with regulatory and governmental authorities around the world in order to enhance market transparency for global capital market participants. I look forward to working on these issues, which are essential to the company’s continued success,” said Ms. Dering.

Ms. Dering joined Moody’s Investors Service in 1997 as a Managing Director — Finance Officer, and became the company’s Chief Financial Officer in 1998. She was appointed Senior Vice President and Chief Financial Officer of Moody’s Corporation when it became a public company in October 2000, and was named Executive Vice President in February 2005. Prior to joining Moody’s, Ms. Dering spent over ten years at The Dun & Bradstreet Corporation in a number of financial management positions, including Director of Budgets & Financial Analysis and Director of Financial Planning-Acquisitions and New Business Development. She has a Bachelor of Science in Accounting from St. Francis College of Pennsylvania.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world’s largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.